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                                                                  EXHIBIT (a)(5)


                            [LCC LOGO APPEARS HERE]

                                October 17, 2001

RE: IMPORTANT -- Your personal information on how to exchange your options

As I informed you yesterday, LCC is offering its employees an exchange program for any outstanding options under our 1996 employee stock option plan that have an exercise price of $10.50 or more. The options you voluntarily elect to exchange will be canceled and new options will be granted under the program.

IMPORTANT DOCUMENTS TO REVIEW:

This e-mail summarizes some of the key terms of the program. ATTACHED ARE THREE IMPORTANT DOCUMENTS YOU NEED TO REVIEW CAREFULLY BEFORE YOU DECIDE WHETHER TO PARTICIPATE.

          - The first document (TO.pdf) is LCC's official offer to exchange that details all of the terms and conditions of the program.

          - The second document (transmittal.pdf) is the document that you will need to complete, sign and return to Stock Administration by November 20, 2001 in order to exchange your options.

          - The third document (yourlastname.doc) provides the details regarding your specific option grants that are eligible for exchange under the program.

IMPORTANT FACTS ABOUT THE PROGRAM:

- The offer to exchange your options is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, November 20. If you wish to exchange any of your existing options, you must submit to LCC the required documentation by that date.

- You have the right to choose not to exchange any of your options. If you decide not to exchange any options, you don't have to take any action.

- You may tender (surrender) all or a portion of these options to LCC in exchange for new options. If you wish to exchange some, but not all, of the options you now hold, you must tender to LCC all of the existing options you received on any particular grant date (for example, you may not exchange only half of the options received on the same grant date).

- We will grant an option for one option share for each option for two option shares that we accept for exchange. Therefore, the number of shares of Class A common stock subject to the new options will be equal to one half of the number of shares subject to the options that you tender and we accept for exchange.



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-   We will grant the new options on or about the first business day which is at least six months and one day following the date we accept and cancel the tendered options. If we accept and cancel the tendered options on November 20, 2001 as currently scheduled, we will grant the new options on or about May 21, 2002.

- The exercise price of all new options will be equal to the closing price of our Class A common stock on the Nasdaq National Market on the business day immediately preceding the date we grant the new options. Otherwise, the terms and conditions of the new options will be substantially the same as the terms and conditions of your current options. The new options will vest on the same schedule as the options they replace.

- In order to receive your new options, you must remain an employee of LCC or one of our subsidiaries from the date you tender your existing options until the date we grant the new options. If you do not remain an employee, you will not receive any new options or any other consideration for the options you tendered to LCC. Once you have turned in options for exchange, you will not receive replacement options until the new grant date, but you will receive a confirmation letter advising you of the number of option shares that will be subject to your new option.

- The board of directors makes no recommendation as to whether you should tender or refrain from tendering your options in the offer. You must make your own decision concerning whether to tender your options.

- LCC's offer is being made under the terms and subject to the conditions of the offer to exchange and the related letter of transmittal that accompany this letter. You should carefully read the entire offer to exchange and letter of transmittal before you decide whether to tender all or any portion of your options. A tender of options involves risks that are discussed in the offer to exchange (TO.pdf).

HOW TO TENDER OPTIONS:

TO TENDER OPTIONS, YOU MUST PROPERLY COMPLETE AND RETURN TO US THE ATTACHED LETTER OF TRANSMITTAL (TRANSMITTAL.PDF) AS FOLLOWS:

          1. complete the table on page 1 by providing the following information for each option that you intend to tender: grant date, exercise price, and the number of option shares subject to options you are tendering (we have provided information regarding each option eligible for exchange in the third document (yourlastname.doc) attached to this e-mail);

          2.   complete and sign the box on page 3; and




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          3.   fax or otherwise deliver a hard copy of the completed letter on or before 5:00 p.m., New York City time, on Tuesday, November 20, 2001, to:

                      Brady Kavulic
                      Stock Plan Administrator
                      LCC International, Inc.
                      7925 Jones Branch Drive
                      McLean, Virginia  22102, USA
                      Facsimile:  (703)873-2692


IF YOU HAVE QUESTIONS:

We will answer any questions you have at the company-wide conference call tomorrow at 10:30 a.m. (call-in details to follow), or at the workshops held on both Monday, October 22, 2001, and Wednesday, October 24, 2001 (details and remote participation information to follow).

If you would like to receive paper copies of the offer to exchange and letter of transmittal, please contact Brady Kavulic, LCC's Stock Plan Administrator, at the above address. Brady's telephone number is (703) 873-2691 and his e-mail address is stock_administration@lcc.com.

               Regards,

               Tom Faulders
               Chairperson and CEO


               Attachments (TO.pdf, transmittal.pdf and yourlastname.doc)